NewAlliance Bank

Memo

To:	Executive Officers of NewAlliance Bancshares, Inc.:

Ms. Peyton R. Patterson, President & CEO; Mr. Merrill Blanksteen, EVP, CFO & Treasurer; Ms. Gail Brathwaite, EVP & COO; Ms. Diane Wishnafski, EVP Business Banking; Mr. David Purcell, EVP Personal Banking; Mr. Don Chaffee, EVP Chief Credit Officer; Mr. Brian Arsenault, EVP Community & Investor Relations; Mr. Ed Diamond, EVP Asset Management; Mr. KP Chan, SVP & Chief Risk Officer; Mr. Paul McCraven, SVP Community Relations; and Mr. Mark Doyle, SVP Chief Accounting Officer

And, Directors of NewAlliance Bancshares, Inc.:

Mrs. Roxanne J. Coady; Mr. John F. Croweak; Ms. Sheila B. Flanagan; Mr. Richard J. Grossi; Mr. Robert J. Lyons, Jr.; Mr. Eric A. Marziali; Dr. Julia M. McNamara; Ms. Peyton R. Patterson; Mr. Gerald B. Rosenberg; Mr. Joseph H. Rossi; Mr. Robert N. Schmalz; Mr. Cornell Scott; Mr. Nathaniel D. Woodson; and Mr. Joseph A. Zaccagnino

From:	Barbara Bauer, Vice President and Benefits Manager
Date:	09/09/04
Re:	Blackout Notice for NewAlliance Bank 401(k) Plan

On August 25, 2004, a notice was sent to all participants in the NewAlliance Bank Profit Sharing Plan with Cash or Deferred Arrangement (the "Plan") notifying them of investment fund changes within the Plan and the resulting associated blackout period beginning on September 24, 2004 (12:00 noon (EST)), and ending on October 1, 2004 (3:00 p.m. (EST)). During this blackout period, you are prohibited from trading (i.e., directly or indirectly, purchasing, selling or otherwise acquiring or transferring) any shares of NewAlliance Bancshares, Inc. (NASDAQ symbol: "NABC").

The Sarbanes-Oxley Act of 2002 (the "Act") requires that the plan administrator provide advance written notice to participants and beneficiaries of any blackout period. A "blackout period" is defined in the Act as any period of more than three consecutive business days during which participants or beneficiaries are unable to direct or diversify their plan account balances, obtain plan loans or obtain distributions. The notice to participants must be provided at least 30 days, but not more than 60 days, in advance of the last date on which participants and beneficiaries can exercise the affected rights immediately before the commencement of any blackout period. Participant were notified in a timely manner by the August 25, 2004 notice.

Pursuant to Rule 104 of Regulation BTR, in any case in which an executive officer or director is subject to Rule 306 of the Act, the issuer must notify each executive officer and director and the U.S. Securities and Exchange Commission of the blackout period. This notice to executive officers and directors must be sent at least 15 calendar days before the expected beginning date of the blackout period. That requirement is being satisfied with this notice.

If you should have any questions regarding this notice, please feel free to contact me.

Barbara Bauer, Vice President - Human Resources
NewAlliance Bank
195 Church Street, New Haven, CT 06510
Phone: 203-789-2576
E-mail: bbauer@newalliancebank.com.